                                                                       EXHIBIT 8
                                                                       ---------


                              FEDERAL TAX OPINION



     May 6, 1996


     Board of Directors                           Board of Directors
     First Financial Corporation                  Crawford Bancorp, Inc.
     One First Financial Plaza                    108 West Main Street
     P. O. Box 540                                Robinson, IL  62454
     Terre Haute, IN  47808

          RE: Merger of Crawford Bancorp, Inc. into First Financial Corporation and the Exchange of Common Stock of Crawford Bancorp, Inc.

     Ladies and Gentlemen:

          The respective Boards of Directors of First Financial Corporation ("First Financial") and Crawford Bancorp, Inc. ("Crawford Bancorp") have requested our opinion as to certain federal income tax consequences of a reorganization involving First Financial, Crawford Bancorp and Crawford County State Bank ("Crawford County").

          In summary, the proposed transaction involves the merger of Crawford Bancorp with and into First Financial ("Merger"). In consideration of the proposed Merger, non-dissenting Crawford Bancorp shareholders will receive solely First Financial voting common stock and cash for any fractional share interest of First Financial voting common stock. Upon and after consummation of the proposed transaction, Crawford County will continue as a wholly-owned subsidiary of First Financial.

                                     FACTS
                                     -----

          In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

          A.   FIRST FINANCIAL CORPORATION
              ----------------------------

          First Financial maintains its principal office at One First Financial Plaza, Post Office Box 540, Terre Haute, Vigo County, Indiana 47808. First Financial is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the federal Bank Holding

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 2



     Company Act of 1956, as amended. As of December 31, 1995, First Financial had 10,000,000 shares of voting, no par value, common stock authorized, of which approximately 5,753,304 shares were issued and outstanding. First Financial common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System.

          As of December 31, 1995, the shareholders listed below held five percent (5%) or more of First Financial's outstanding common stock.

                                        Numbers of               Percentage of
                                        First Financial          Outstanding
          Name                          Shares                   Shares
          ----                          ---------------          -------------

          First Financial Corporation     447,690/(1)/              7.76%
          Employee Stock Ownership Plan

          Mary F. Hulman                  683,873                  11.86%

          Princeton Mining Company        552,091                   9.57%

          First Financial maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. First Financial is the parent corporation of an affiliated group of subsidiaries consisting of seven (7) operating banks ("First Financial Group"). The First Financial Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective date of the Merger.

     B.  CRAWFORD BANCORP, INC.
         ----------------------

         Crawford Bancorp maintains its principal office at 108 West Main Street, Robinson, Crawford County, Illinois 62454. Crawford Bancorp is a corporation duly organized and existing under the laws of the State of Illinois, and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended. As of December 31, 1995, Crawford Bancorp had 250,000

/(1)/ Represents shares held in trust by First Financial's subsidiary, Terre Haute First National Bank.
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First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 3


     shares of common stock, $5.00 par value per share, authorized, of which 159,200 shares were issued and outstanding.

          Crawford Bancorp common stock is not actively traded and there has never been an established public trading market for its stock. As of December 31, 1995, the shareholders listed below held five percent (5%) or more of Crawford Bancorp's outstanding common stock:

                                                            Percentage
                                        Number of               of
                                     Crawford Bancorp       Outstanding
     Name                                 Shares              Shares
     ------------------------------------------------------------------

     W. J. Chamblin                     10,002                  6.3%
     John P. Graves                     16,228                 10.2%
     Eugene H. Price                    16,762                 10.5%
     Van E. Price                       10,252                  6.4%
     Eula Lee Schmidt                    9,520                  6.0%
     Marcy Price Watson                 26,878                 16.9%
     Timothy W. Watson                  15,086                  9.5%

          Crawford Bancorp has no class or series of capital stock authorized other than the common stock. There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Crawford Bancorp common stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Crawford Bancorp, by which Crawford Bancorp is or may become bound.

          Crawford Bancorp maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Crawford Bancorp is the parent corporation of one (1) operating bank ("Crawford Bancorp Group"). The Crawford Bancorp Group files a consolidated federal income tax return.

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 4



                               BUSINESS PURPOSES
                               -----------------

          The shareholders of First Financial and the shareholders of Crawford Bancorp desire to reorganize their stock interests to accomplish the following business objectives:

          1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

          2. To allow First Financial, Crawford Bancorp and Crawford County to compete more effectively with other financial institutions and financial services providers and to enable Crawford County to provide new or broader services to its customers.

          3. To provide the shareholders of Crawford Bancorp an interest in a more widely held enterprise that is potentially more liquid than Crawford Bancorp common stock.

          4. To allow First Financial greater access to the financial services market in the Crawford County, Illinois area.

                             PROPOSED TRANSACTION
                             --------------------

          As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

          To accomplish the objectives specified above, First Financial, Crawford Bancorp and Crawford County have entered into an Agreement of Affiliation and Merger, dated March 8, 1996 ("Agreement"). Pursuant to the Agreement, Crawford Bancorp will be merged with and into First Financial, with First Financial as the surviving bank holding company. First Financial will continue its corporate existence under the laws of the State of Indiana, and as a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended.

          On the effective date of the Merger, each issued and outstanding share of Crawford Bancorp common stock will be converted into the right to receive 3.75 shares of common stock of First Financial ("Exchange Ratio"), subject to certain

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 5


     adjustments in the event of changes in the price of First Financial's common stock. The Exchange Ratio will not be less than 3.75 shares of First Financial's common stock for each share of Crawford Bancorp's common stock or more than 4.10 shares of First Financial's common stock for each share of Crawford Bancorp's common stock. The Agreement provides that if the Market Value (as defined below) of First Financial's common stock is less than $29.50 per share, each share of Crawford Bancorp's common stock will be exchanged for First Financial's common stock with a market value of no less than $110.62 ($29.50 x 3.75) per share; provided, however, that if the Market Value of First Financial's common stock is less than $27.00 per share, First Financial may terminate the Agreement. If, prior to the date the proposed transaction is effective, First Financial enters into an agreement with another entity pursuant to which current shareholders of First Financial's common stock will exchange their common stock of First Financial for stock of the other entity, the shareholders of Crawford Bancorp will receive the same consideration on an equivalent per share basis as the current shareholders of First Financial.

          The "Market Value" of the First Financial common stock will be the average of the average of the bid price and ask price of such common stock at the close of business for the ten (10) trading days immediately preceding a date five (5) days prior to the Effective Date, as reported by the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ"). "Trading days" will mean a day when at least 500 shares of First Financial common stock are traded, as reported by NASDAQ (other than purchases of First Financial common stock by: (i) First Financial, (ii) its subsidiaries in which First Financial owns 50% or more of the issued and outstanding stock, or (iii) any director or executive officer of First Financial, or (iv) a holder of 50% or more of the common stock of First Financial). First Financial shall provide to Crawford Bancorp all information used to compute the Market Value two (2) days prior to the Effective Date.

          No fractional shares of First Financial common stock will be issued with respect to fractional share interests arising from the Exchange Ratio. Rather, any shareholder of Crawford Bancorp entitled to a fractional share interest of First Financial common stock will receive cash in lieu thereof in an amount equal to such fraction multiplied by the Market Value of First Financial common stock. The payment of cash in lieu of fractional share interests of First Financial common stock is solely for the purpose of avoiding the expense and inconvenience to First

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 6

      Financial of issuing fractional shares and does not represent separately bargained-for consideration.

          No cash or other property, except for First Financial common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of Crawford Bancorp. Shareholders of Crawford Bancorp who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Article 11 of the Illinois Business Corporation Act of 1983, as amended.

          The Agreement has been submitted to the shareholders of Crawford Bancorp for approval at a meeting called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Crawford Bancorp. Approval of the Merger by the shareholders of First Financial is not contemplated or required. The Merger requires approval by the Boards of Directors of First Financial and Crawford Bancorp.

          The proposed Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Illinois Commissioner of Banks and Trust Companies ("ICBT"). Applications will be filed with the above-referenced regulatory agencies.

          The shares of First Financial common stock will, when issued to non-dissenting shareholders of Crawford Bancorp in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                  ASSUMPTIONS
                                  -----------

          In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

          1. The fair market value of First Financial stock and other consideration received by each Crawford Bancorp shareholder will be approximately equal to the fair market value of Crawford Bancorp common stock surrendered in the exchange.

          2. There is no plan or intention by the shareholders of Crawford Bancorp who own one percent (1%) or more of the shares of Crawford Bancorp

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 7


     common stock, and to the best knowledge of the management of Crawford Bancorp, there is no plan or intention on the part of the remaining shareholders of Crawford Bancorp to sell, exchange or otherwise dispose of a number of shares of First Financial common stock received in the Merger that would reduce the Crawford Bancorp shareholders' ownership of First Financial common stock to a number of shares having a value, as of the effective date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of common stock of Crawford Bancorp as of the same date. For purposes of this assumption, shares of Crawford Bancorp common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of First Financial common stock will be treated as outstanding Crawford Bancorp common stock as of the effective date of the Merger. Moreover, shares of Crawford Bancorp common stock and shares of First Financial common stock held by Crawford Bancorp shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the effective date of the Merger will be considered in making this assumption.

          3. First Financial has no plan or intention to reacquire any of its shares of common stock issued in the Merger. First Financial may, however, acquire shares of First Financial common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

          4. First Financial has no plan or intention to sell or otherwise dispose of any of the assets of Crawford Bancorp acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          5. The liabilities of Crawford Bancorp assumed by First Financial and the liabilities to which the transferred assets of Crawford Bancorp are subject were incurred by Crawford Bancorp in the ordinary course of its business.

          6. Following the Merger, First Financial will continue the historic business of Crawford Bancorp or use a significant portion of Crawford Bancorp's historic business assets in a business.

          7. First Financial, Crawford Bancorp and the shareholders of Crawford Bancorp will pay their respective expenses, if any, incurred in connection with the Merger.

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 8


          8. There is no intercorporate indebtedness existing between Crawford Bancorp and First Financial that was issued, acquired or will be settled at a discount.

          9. No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          10. Crawford Bancorp is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          11. The fair market value of the assets of Crawford Bancorp transferred to First Financial will equal or exceed the sum of the liabilities assumed by First Financial plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. The payment of cash in lieu of fractional shares of First Financial common stock resulting from the Exchange Ratio is solely for the purpose of avoiding the expense and inconvenience to First Financial of issuing fractional shares of First Financial common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Crawford Bancorp shareholders instead of issuing fractional shares of First Financial common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Crawford Bancorp shareholders in exchange for their shares of Crawford Bancorp common stock. The fractional share interests of each Crawford Bancorp shareholder will be aggregated, and no Crawford Bancorp shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of First Financial common stock.

          13. None of the compensation received by any shareholder-employees of Crawford Bancorp will be separate consideration for, or allocable to, any of their shares of Crawford Bancorp common stock; none of the shares of First Financial common stock received by any shareholder-employees of Crawford Bancorp will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Crawford Bancorp will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's -length for similar services.

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 9



          14. The shareholders of Crawford Bancorp (immediately prior to the Merger) receiving shares of First Financial common stock will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of the common stock of First Financial.

                                    OPINION
                                    -------

          Based solely upon the facts, assumptions and other information set forth herein, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Merger, it is our opinion with respect to the Merger that:

          1. Provided that the merger of Crawford Bancorp with and into First Financial qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          2. Crawford Bancorp will recognize no gain or loss upon the transfer of all of its assets to First Financial in exchange for First Financial common stock issued to Crawford Bancorp shareholders, cash paid to dissenting Crawford Bancorp shareholders, if any, or to Crawford Bancorp shareholders in lieu of fractional shares of First Financial common stock, and the assumption by First Financial of all of Crawford Bancorp's liabilities.

          3. No gain or loss will be recognized by First Financial on the receipt of the assets of Crawford Bancorp in exchange for common stock of First Financial.

          4. The shareholders of Crawford Bancorp will recognize no gain or loss upon the exchange of their shares of Crawford Bancorp common stock solely for shares of First Financial common stock.

          The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold

First Financial Corporation
Crawford Bancorp, Inc.
May 6, 1996
Page 10



     contrary to such opinions. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

          This opinion letter is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of First Financial or shareholder of Crawford Bancorp. Accordingly, the opinions expressed herein are not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                   Very truly yours,

                                   /s/KRIEG DeVAULT ALEXANDER & CAPEHART
                                   -------------------------------------
                                   KRIEG DeVAULT ALEXANDER & CAPEHART